As filed with the Securities and Exchange Commission on April 11, 2005	Commission File Number 33-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-0774638
(State or other jurisdiction of	(I.R.S. Employer
incorporation organization)	Identification No.)

100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
(Address of Principal Executive Offices)

2004 Incentive Stock Plan
2004 Outside Directors’ Stock Option Plan
2004 Contract Incentives
(Full title of the Plan)

Thomas Granville, Chief Executive Officer
Axion Power International, Inc.
100 Caster Avenue
Vaughan, Ontario L4L 5Y9 Canada
(Name and address of agent for service)

(905) 264-1991
(Telephone number, including area code of agent for service)

Copies to:
John L. Petersen, Esq.
Petersen & Fefer
Chateau de Barberêche
Switzerland 1783 Barberêche
(4126) 684-0500
US Voicemail and Fax (281) 596-4545

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of securities	Amount to	Offering price	aggregate	Amount of
to be registered	be registered	per share	offering price	registration fee
Common Stock, $0.0001 par value -
Issuable under 2004 incentive stock plan	1,000,000	$2.55	$2,551,085	$300
Issuable under independent directors’ stock option plan	125,000	$3.00	$374,780	$44
Issuable upon exercise of contractual stock options held by officers	620,000	$3.56	$2,210,000	$260
Total	1,745,000			$604
(see notes on following page)

(1)
Securities to be registered consist of 1,000,000 shares issuable under our 2004 Incentive Stock Plan, including 51,950 shares subject to options previously granted and issuable at exercise prices ranging from $2.50 to $5.60; 125,000 shares issuable under our 2004 Outside Directors’ Stock Option Plan, including 79,600 shares subject to options previously granted and issuable at exercise prices ranging from $2.50 to $5.60; and 620,000 shares issuable in connection with non-plan contractual option grants to executive officers that are or will be exercisable at prices ranging from $2.50 to $4.00.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(3)
Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate number of additional shares of common stock to be offered, sold or issued pursuant to the anti-dilution provisions of the 2004 Incentive Stock Plan and the Independent Directors’ Stock Option Plan.

(3)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of (i) for the 751,550 shares subject to outstanding options, the weighted average price at which the options may be exercised, or $3.53 per share, (ii) for the 948,050 shares remaining available for grant under the 2004 Incentive Stock Plan and the 45,500 shares remaining available for grant under the Independent Directors’ Stock Option Plan, the average of the bid and asked price of the common stock as reported by the OTC Bulletin Board on April 7, 2005, or $2.50 per share.

EXPLANATORY NOTE

This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended. The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions of Form S-8. The second part contains information required in this Registration Statement pursuant to Part II of Form S-8. This Registration Statement does not include a resale prospectus, however such a prospectus may be added at a later date upon the filing a post-effective amendment to this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

The contents of the following documents filed by Axion Power International, Inc., a Delaware corporation (the “Company”), with the SEC are incorporated by reference into this Registration Statement on Form S-8:

(a) Our Annual Report on Form 10-KSB for the year ended December 31, 2004;

(b) The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year ended December 31, 2004;

•	Our Current Report on Form 8-K dated February 28, 2005;

•	Our Current Report on Form 8-K dated March 21, 2005;

•	Our Current Report on Form 8-K dated April 5, 2005, as amended;

(c) The description of the Company’s $0.0001 par value Common Stock set forth under the caption “Description of Securities—Common Stock” in the prospectus which forms a part of the Company’s Form S-1 Registration Statement under the Securities Act of 1933 (File Number 333-118745), and all amendments and reports filed subsequently which amend such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, each participant in the 2004 Incentive Stock Plan; each participant in the 2004 Independent Directors’ Stock Option Plan and each holder of contractual incentives, upon written or oral request directed to the Company’s Secretary at the Company’s executive offices, a copy (without exhibits thereto other than exhibits which are specifically incorporated herein by reference) of any or all documents incorporated by reference to this Item 3.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4	Description of Securities.

Not Applicable

Item 5	Interests of Named Experts and Counsel

The law firm of Petersen & Fefer, Barberêche Switzerland, will pass upon the validity of the shares to be sold in this offering. John L. Petersen, a partner in that firm, is a director of our company. Members of the firm of Petersen & Fefer collectively own of 32,700 shares of common stock and 116,700 warrants that are presently exercisable or exercisable within 60 days, and 339,200 options that are presently exercisable or exercisable within 60 day. The shares of common stock underlying 9,900 options held by Mr. Petersen have been included in and registered by this registration statement.

Item 6	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that §145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by §145 of the General Corporation Law of Delaware, the Ninth article of the Company's Certificate of Incorporation, as amended, provides as follows:

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockbrokers or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

As permitted by §102 of the General Corporation Law of Delaware, the Eighth article of the Company's Certificate of Incorporation, as amended, provides as follows:

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

Item 7	Exemption from Registration Claimed

Not Applicable.

Item 8	Exhibits

4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(1)
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003	(2)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(3)
4.4	Form of Warrant Agreement for 1,796,300 capital warrants	(1)
4.5	Form of Warrant Agreement for 667,000 Series I investor warrants	(1)
4.6	Form of Warrant Agreement for 350,000 Series II investor warrants	(1)
4.7	Form of Warrant Agreement for 313,100 Series III investor warrants	(1)
4.8	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005	(4)
4.9	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(5)
5.1	Opinion of Petersen & Fefer, attorneys, respecting legality of common stock	Filed Herewith
16.2	Letter from Want & Ender CPA, PC Re: Change in Certifying Accountant	(6)

23.1	Consent of Michael F. Cronin, CPA	Filed Herewith
23.3	Consent of Petersen & Fefer, attorneys	Included in Exhibit 5.1

(1)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(5)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(6)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.

Item 9	Undertakings

(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaughan, Ontario, Canada, on April 11, 2005.

AXION POWER INTERNATIONAL, INC.

/s/ Thomas Granville
Thomas Granville, Chief Executive Officer, Director

/s/ Peter Roston
Peter Roston, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this registration statement in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John L. Petersen	Director	April 11, 2005
John L. Petersen

/s/ Robert Averill	Director	April 11, 2005
Robert Averill

/s/ Glenn Patterson	Director	April 11, 2005
Glenn Patterson

/s/ Joseph Souccar	Director	April 11, 2005
Joseph Souccar